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                                                                  EXHIBIT 10.13


            AMENDED AND RESTATED LICENSE AND CROSS-LICENSE AGREEMENT

         This Amended and Agreement is made on this 27th day of July, 2000 between MOTOROLA, INC. ("MOTOROLA"), a corporation of the State of Delaware, having its principal place of business at 1301 East Algonquin Road, Schaumburg, Illinois 60196, and GMP|WIRELESS MEDICINE, INC., (hereinafter the "LICENSEE"), a Delaware corporation, having its principal place of business at One East Broward Blvd., Ft. Lauderdale, Florida 33301.

                                  WITNESSETH:

         WHEREAS, MOTOROLA possesses certain PATENT RIGHTS (hereinafter defined) in wireless medical devices and related technologies that it is interested in having manufactured, marketed, distributed and sold to hospitals, healthcare provider offices, and acute, subacute and chronic medical outpatient facilities throughout the world; and

         WHEREAS, LICENSEE desires to manufacture, market, distribute and sell such devices to hospitals, healthcare provider offices, and acute, subacute and chronic medical outpatient facilities throughout the world; and

         WHEREAS, MOTOROLA has acquired through assignment all rights, title and interest, in said PATENT RIGHTS; and

         WHEREAS, MOTOROLA and LICENSEE will be involved with research and development directed to improvements to said PATENT RIGHTS and MOTOROLA and LICENSEE desire to cross-license and market the improvements; and

         WHEREAS, the parties hereto have previously entered into a certain License and Cross License Agreement dated May 11, 2000 (the "LICENSE AGREEMENT") pertaining to said PATENT RIGHTS and wish to make certain modifications and amendments to the same.

         NOW, THEREFORE, in exchange for the consideration set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to modify and amend the LICENSE AGREEMENT in accordance with the following amended and restated terms of said LICENSE AGREEMENT as follows:


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                            ARTICLE 1 - DEFINITIONS

         1.1 "AFFILIATED COMPANY" OR "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with the LICENSEE. For purposes of this Paragraph, control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting securities of the controlled entity.

         1.2 "DEVELOPMENT AGREEMENT" shall mean the Research and Development agreement of even date between MOTOROLA and LICENSEE, a copy of which is attached hereto as Exhibit A, covering the development of wireless EKG products, including the Working Prototype and other wireless sensor technologies such as vital sign and pulse oximetry but excluding glucose monitoring.

         1.3 "DISTRIBUTION REVENUES" shall mean gross margins (defined as sales price minus manufacturing costs (or purchase price, if LICENSEE chooses to have LICENSED PRODUCTS manufactured on its behalf, all in accordance with US generally accepted accounting procedures) derived by LICENSEE or AFFILIATED COMPANIES from their sale, lease or use of LICENSED PRODUCT(S) to a distributor for resale or lease to or use by end users, less trade discounts allowed, refunds, returns and recalls, sales taxes, freight, storage and delivery costs, discounts or rebates accrued, incurred or paid to Federal Medicaid or State Medicare or other payors, amounts exactly repaid or credited by reason of rejections or the return of LICENSED PRODUCTS (due to recalls, dating or other reasons), and any other reasonable and customary deductions that according to generally accepted accounting principles are bona fide deductions from gross sales to determine DISTRIBUTION REVENUES. DISTRIBUTION REVENUES do not include any monies received by LICENSEE or AFFILIATED COMPANIES from SUBLICENSEES.

         1.4      "EFFECTIVE DATE" shall mean the later of July 27, 2000.

         1.5      "EXCLUDED FIELD" shall mean any field other than the LICENSED
FIELD.

         1.6      "EXECUTION DATE" shall mean May 11, 2000.

         1.7 "EXCLUSIVE RIGHT" shall mean a grant by MOTOROLA to LICENSEE of its entire right and interest in the PATENT RIGHTS to make, have made, offer for sale, sell, use,


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import, market, have sold, develop, distribute and otherwise commercially exploit LICENSED PRODUCTS throughout the world in the LICENSED FIELD. By this grant it is intended that MOTOROLA shall not have the right to enter the LICENSED FIELD.

         1.8 "KNOW-HOW" means all business, scientific, technical or any other knowledge related to the design, commercialization, manufacture, use and implementation of the PATENT RIGHTS and which is previously or subsequently created or acquired by MOTOROLA during the term of this Agreement.

         1.9 "LICENSED FIELD" shall mean any and all uses of LICENSED PRODUCT(S) in hospitals; healthcare provider offices; acute, subacute and chronic medical outpatient facilities; and other health and medical related facilities. Any other uses by LICENSEE must be approved in writing by MOTOROLA. To the extent otherwise consistent with the terms of this Agreement, LICENSEE agrees to use reasonable efforts to cooperate with MOTOROLA in insuring compliance by its customers with respect to the use of LICENSED PRODUCTS solely in the LICENSED FIELD, including if necessary discontinuing sale to customers using the product outside the LICENSED FIELD. In such circumstances, unless LICENSEE has taken affirmative actions to facilitate a third party's use outside of the LICENSED FIELD, MOTOROLA agrees to take no action that would impose liability or obligations on LICENSEE for third party use of a LICENSED PRODUCT outside of the LICENSED FIELD.

         1.10 "LICENSED PRODUCT(S)" means any device, product, system or method that is covered by any VALID CLAIM of any patent that is defined in the PATENT RIGHTS (coverage by a claim shall include, but is not limited to, direct infringement, contributory infringement, or inducement to infringe).

         1.11 "NET SALES" shall mean gross revenues received by LICENSEE or AFFILIATED COMPANIES from their direct sale, lease or use of LICENSED PRODUCT(S) to or for end users, less trade discounts allowed, refunds, returns and recalls, sales taxes, freight, storage and delivery costs, sales taxes, discounts or rebates accrued, incurred or paid to Federal Medicaid or State Medicare or other payors, amounts exactly repaid or credited by reason of rejections or the return of LICENSED PRODUCTS (due to recalls, dating or other reasons), and any other reasonable and customary deductions that according to generally accepted accounting principles are bona fide deductions from gross sales to determine NET SALES. NET SALES do


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not include any monies received by LICENSEE or AFFILIATED COMPANIES from
SUBLICENSEES.

         1.12     "PATENT RIGHTS" means:

                  (a) the United States, international and foreign patents listed on Appendix A as of the date hereof and any additions to the PATENT RIGHTS which are the result of modifications to or improvements in the technology or design employed in LICENSED PRODUCTS used within the LICENSED FIELD;

                  (b) any patents which issue from the United States, international and foreign patent applications converted from provisional applications listed on Appendix A and any issued patents that claim priority to said applications;

                  (c) any divisionals, continuations, continuation-in-part applications, and/or continued prosecution applications (and their relevant international or foreign equivalents) of the patent applications listed on Appendix A;

                  (d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and/or (c) above; and.

                  (e) any MOTOROLA FUTURE PATENT RIGHTS, as such term is defined in Article 9 below.

         1.13 "SUBLICENSE REVENUES" shall mean revenue received by the LICENSEE or AFFILIATED COMPANIES from a sublicensee for the sale, lease or use of LICENSED PRODUCTS by, through or under the SUBLICENSEE.

         1.14 "TERM" shall mean the expiration date of the latest expiring patent that is identified in the PATENT RIGHTS.

         1.15     "TERRITORY" shall mean the world.

         1.16 "VALID CLAIM" shall mean any claim of an issued and unexpired patent that is identified in the PATENT RIGHTS, which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a VALID CLAIM after the date of such reversal.


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         1.17     "WORKING PROTOTYPE" means LICENSED PRODUCTS consisting of a sensor, transmitter unit and a receiver or base unit for a wireless EKG machine, the specifics of which will be developed under the DEVELOPMENT AGREEMENT.

                               ARTICLE 2 - GRANTS

2. Subject to the terms and conditions of this Agreement, MOTOROLA hereby grants to the LICENSEE:

         2.1 the EXCLUSIVE RIGHTS in the LICENSED FIELD under the PATENT RIGHTS and KNOW-HOW in the TERRITORY for the TERM;

         2.2      the right to sublicense the rights granted under subsection
2.1 above to others, except that LICENSEE shall not have the right to sublicense its rights under this Agreement to any of Abbott Laboratories, Inc., Baxter Corporation, Johnson & Johnson, Inc., Hewlett-Packard Corp., Agilent Corp., GE Medical Systems, Inc., MiniMed, Inc. or Siemens Corp. without the prior written consent of MOTOROLA, which consent shall not be unreasonably withheld, LICENSEE agrees to provide a copy of each such sublicense agreement to MOTOROLA promptly after it is executed; and

         2.3 the right of first refusal to make, use, sell and import LICENSED PRODUCTS for the EXCLUDED FIELD, if MOTOROLA decides to grant any such rights to third parties; which right shall permit LICENSEE to obtain an exclusive license for the same upon terms no less favorable than that offered or given to any third parties.

                    ARTICLE 3 - PAYMENTS, ROYALTY AND EQUITY

         3.1 The LICENSEE shall pay to MOTOROLA an initial licensing fee of One Million Dollars ($1,000,000) upon the EFFECTIVE DATE of this Agreement. This fee is non-refundable and shall not be credited towards any royalty or other payment due under this Agreement.

         3.2 The LICENSEE shall pay to MOTOROLA a licensing fee of One Million Dollars ($1,000,000) within thirty (30) days of the delivery to LICENSEE of WORKING PROTOTYPES by MOTOROLA that are suitable for submission to the U.S. Food and Drug Administration ("FDA") and the Federal Communication Commission ("FCC") in connection with receiving approval to sell


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such LICENSED PRODUCTS. This fee is non-refundable and shall not be credited towards any royalty or other payment due under this Agreement.

         3.3 The LICENSEE shall pay to MOTOROLA a licensing fee of One Million Dollars ($1,000,000) within thirty (30) days of LICENSEE receiving regulatory approval for the WORKING PROTOTYPES from the FDA and FCC (the "APPROVAL DATE"). This fee is non-refundable and shall not be credited towards any royalty or other payment due under this Agreement.

         3.4 The LICENSEE shall pay to MOTOROLA a licensing fee of One Million Five Hundred Thousand Dollars ($1,500,000) either one (1) year after the EFFECTIVE DATE or six (6) months after the APPROVAL DATE, whichever is earlier. This fee is non-refundable and shall not be credited towards any royalty or other payment due under this Agreement.

         3.5 The LICENSEE shall pay to MOTOROLA Running Royalties of Two Percent (2%) of current NET SALES where the aggregate of NET SALES over the life of this Agreement is less than Twenty-five Million Dollars ($25,000,000). For aggregate NET SALES over the life of this Agreement greater than Twenty-Five Million Dollars ($25,000,000) but less than Fifty Million Dollars ($50,000,000), the Running Royalties due from LICENSEE shall be two and one-half percent (2.5%) of such NET SALES. For aggregate NET SALES over the life of the Agreement greater than Fifty Million Dollars ($50,000,000), the Running Royalty due from LICENSEE shall be three percent (3%) of such NET SALES.

         3.6 The LICENSEE shall pay to MOTOROLA a royalty of twenty percent (20%) of any and all payments received by LICENSEE constituting DISTRIBUTION REVENUES.

         3.7 In the event LICENSEE has granted sublicenses under this Agreement, LICENSEE shall pay a Royalty to MOTOROLA the greater of: (1) twenty percent (20%) of any and all payments received by LICENSEE from SUBLICENSE REVENUES; or (2) one half (1/2) of the amount that MOTOROLA would have received if such sale had been made directly by LICENSEE.

         3.8 The LICENSEE shall provide to MOTOROLA within forty-five (45) days of the end of each March, June, September and December after the APPROVAL DATE of this Agreement, a written report containing the amount of LICENSED PRODUCTS sold by the LICENSEE and AFFILIATED COMPANIES, the total associated NET SALES, DISTRIBUTION REVENUES and SUBLICENSE REVENUES and the running royalties due to MOTOROLA as a result of NET SALES, DISTRIBUTION REVENUES and SUBLICENSE REVENUES for the applicable calendar


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quarter. Payment of any such royalties due shall accompany such report.

         In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of two percent (2%) plus the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of MOTOROLA to seek any other remedy, legal or equitable, to which it may be entitled under this Agreement because of the delinquency of any payment.

         3.9 The LICENSEE shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 3.8, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 3.8. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. The LICENSEE shall permit the inspection and copying of such records, files and books of account by MOTOROLA or its agents during regular business hours upon ten (10) business days' written notice to the LICENSEE. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by MOTOROLA, provided that if any such inspection shall reveal that an error has been made in the amount equal to ten percent (10%) or more of such payment, reasonable costs for such inspection and copying shall be borne by the LICENSEE. The LICENSEE shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees that permits such party to make, use or sell the LICENSED PRODUCT(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Paragraph 3.8 and permit MOTOROLA to inspect such records as required by this Paragraph.

         3.10 No royalties shall be payable on LICENSED PRODUCT sales, sublicenses or other transactions between the LICENSEE and any AFFILIATED COMPANIES, in which event the royalty shall be based upon the NET SALES, DISTRIBUTION REVENUES or SUBLICENSE REVENUES of the AFFILIATED COMPANY.


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         3.11     No multiple royalties shall be due and payable because any
LICENSED PRODUCT is covered by more than one patent that is within the definition of PATENT RIGHTS.

         3.12 MOTOROLA agrees that no royalties shall be due for the internal use of the LICENSED PRODUCTS for research and commercial development purposes by the LICENSEE and AFFILIATED COMPANIES or for use by third parties providing research and development activities on behalf of the LICENSEE or AFFILIATED COMPANIES in seeking governmental and professional approvals, certifications or endorsements, or for training purposes, except where the LICENSEE or any AFFILIATED COMPANY receives revenues for the sale, lease or use of the LICENSED PRODUCT from the organization using the device for such stated proposes.

         3.13 To the extent that LICENSEE incurs costs in connection with any alleged infringement of third party patents and/or obtains, subsequent to the EXECUTION DATE, licenses to third party patents or other intellectual property that are necessary to make, use, import or sell LICENSED PRODUCTS with the same functionality as: (a) the Working Prototype, or (b) otherwise covered by a PATENT RIGHT as the same existed on the EFFECTIVE DATE, LICENSEE may deduct from the royalties due to MOTOROLA fifty percent (50%) of the costs incurred and/or royalties due on such third party patents or intellectual property up to an amount equal to fifty percent (50%) of royalties due hereunder. The royalty deductions described in this Paragraph 13 shall not apply to any third party licenses that encompass aesthetic changes or additional product functionality.

         3.14 For purposes of calculating royalties, in the event that a LICENSED PRODUCT includes both component(s) covered by a VALID CLAIM of a PATENT RIGHT ("Patented Component") and component(s) that are useful alone or in a combination which does not require the Patented Component, and such components are not covered by a VALID CLAIM of a PATENT RIGHT ("Unpatented Component"), then NET SALES, DISTRIBUTION REVENUES or SUBLICENSE REVENUES of the Combination Product shall be calculated using one of the following methods:

                  (a) By multiplying the NET SALES, DISTRIBUTION REVENUES or SUBLICENSE REVENUES of the Combination Product during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the


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                  Combination Product if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product, if sold separately; or

                  (b) In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, NET SALES, DISTRIBUTION REVENUES or SUBLICENSE REVENUES for purposes of determining royalties payable hereunder shall be calculated by multiplying the NET SALES, DISTRIBUTION REVENUES or SUBLICENSE REVENUES, as applicable, of the Combination Product by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product. Such fully allocated costs shall be determined by using LICENSEE's standard accounting procedures, which procedures must conform to standard cost accounting procedures.

                  (c) For purposes of Subparagraphs (a) or (b) above, Patented Components shall include any LICENSED PRODUCTS that have the functional equivalent of any Unpatented Component and the Unpatented Component shall not include any such functionally equivalent device.

         3.15 LICENSEE agrees to fund no less than Six Million Dollars ($6,000,000) for research and development under the DEVELOPMENT AGREEMENT between LICENSEE and MOTOROLA. Such funds will be paid pursuant to the payment terms set forth in the DEVELOPMENT AGREEMENT. Any inventions or discoveries conceived or first reduced to practice in the performance of activities under the DEVELOPMENT AGREEMENT shall be owned and cross-licensed as detailed below.

                          ARTICLE 4 - OTHER AGREEMENTS

         4.1 The LICENSEE shall issue to MOTOROLA upon the EFFECTIVE DATE One Million Five Hundred Thousand (1,500,000) shares of LICENSEE'S common stock pursuant to the


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Stock Acquisition Agreement to be dated the EFFECTIVE DATE between MOROROLA and the LICENSEE, a copy of which is attached hereto as Exhibit B.

         4.2 MOTOROLA, LICENSEE and GMP|Companies, Inc. ("GMP") agree to enter into that certain Shareholders Agreement on the EFFECTIVE DATE, a copy of which is attached hereto as Exhibit C.

         4.3 From and after the EFFECTIVE DATE of this Agreement, MOTOROLA agrees to provide to LICENSEE, from time to time, and as requested by LICENSEE, copies of all tangible materials representing KNOW-HOW, including without limitation, reports, studies, diagrams, designs, bills of material, business plans, test data, manufacturing data, and specifications. MOTOROLA also agrees to cause appropriate representatives of MOTOROLA to confer with LICENSEE and its sublicensees with respect to technical matters related to LICENSED PRODUCTS and the manufacture, design, use and regulatory approvals of the same.

         4.4 MOTOROLA shall have the right of first refusal to bid to be the supplier of LICENSED PRODUCTS where the LICENSEE or a sublicensee elects to have third parties manufacture such products for commercial purposes in such quantities and/or periods of time as specified by the LICENSEE or a sublicensee. For purposes of this Agreement, the parties intend to implement the right of first refusal as follows: If LICENSEE or sublicensee elects to have third parties manufacture LICENSED PRODUCTS for commercial purposes, it shall provide MOTOROLA with a request for proposal for such manufacture, which proposal shall include specifications, terms and conditions as may be reasonably requested by LICENSEE or a sublicensee. Such proposal shall be submitted by MOTOROLA to the LICENSEE or sublicensee within 20 business days from the date of receipt of the request from the LICENSEE or sublicensee or such later date specified in the request. The LICENSEE or sublicensee shall then be allowed to seek other bids from third parties, provided that MOTOROLA shall have the right to match any such bid. If the LICENSEE or a sublicensee receives a bid from another manufacture which the LICENSEE or a sublicensee wishes to pursue, the LICENSEE or sublicensee shall provide Motorola notice of such proposal, and MOTOROLA shall have the right to match such proposal.

         4.5 The parties agree to actively promote the relationship of the parties with respect to the subject matter of this Agreement, including, without limitation, co-branding the LICENSED PRODUCTS with MOTOROLA'S and LICENSEE'S names, in a form to be mutually agreed upon


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by the parties.

         4.6 Except as otherwise provided by this Agreement, LICENSEE shall not use MOTOROLA's name nor the name of any of its corporate affiliates or employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from MOTOROLA in each case, except that LICENSEE must state that it is licensed by MOTOROLA under one or more of the patents comprising the PATENT RIGHTS, that the LICENSED PRODUCTS are developed in cooperation with MOTOROLA, and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business, including United States and State securities laws as determined by LICENSEE's counsel. Any consent required hereunder shall not be unreasonably withheld or delayed by MOTOROLA.

             ARTICLE 5 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

         5.1 MOTOROLA shall, at its cost, file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS in the United States, Europe, Japan, Mexico and Australia, together with such other jurisdictions as reasonable requested by LICENSEE. LICENSEE shall be copied directly on all patent correspondence, provided copies of all correspondence received from any patent office and provided drafts of any papers or applications to be filed at least two weeks prior to patent office submission or as promptly as practicable for comment. LICENSEE's comments shall be considered and reasonably incorporated and LICENSEE agrees to reasonably and promptly cooperate in the execution and delivery of documentation required in connection with such matters and Licensee shall take all reasonable steps to ensure its participation in these processes meet whatever filing deadlines may be required. In any country where MOTOROLA elects not to file a patent application or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, MOTOROLA shall notify LICENSEE of its election a reasonable amount of time prior to the deadline for filing, prosecuting or maintaining any applications in said country. LICENSEE thereafter may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit in said country and LICENSEE thereafter shall not be required to pay any royalties, NET SALES or SUBLICENSE REVENUES to MOTOROLA for


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products covered by such patent or patent application in the applicable country.

         5.2 LICENSEE agrees that any and all individual LICENSED PRODUCT(S) sold, used or leased by LICENSEE, AFFILIATED COMPANIES and sublicensees will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws. If it is impossible to mark the LICENSED PRODUCT directly, LICENSEE may mark the product package.

         5.3 If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed by the recipient to anyone except employees and affiliates of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient, under which such employees and affiliates are required to maintain confidential the proprietary information of the recipient and such employees and affiliates shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph shall not extend to any part of the information:

                  (a) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

                  (b) that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

                  (c) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

                  (d) that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party; or

                  (e) that is required to be disclosed by law, government regulation or court order, as reasonably determined by counsel.


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The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or sublicensees provided such information by LICENSEE. MOTOROLA'S, LICENSEE'S, AFFILIATED COMPANIES', and sublicensees' obligations under this Paragraph shall extend until three (3) years after the termination of this Agreement. Upon written request of the disclosing party, the other party shall return or certify to the destruction of all copies of materials containing confidential information of the disclosing party.

                        ARTICLE 6 - PATENT INFRINGEMENT

         6.1 Each party will notify the other promptly in writing when any infringement by another of the PATENT RIGHTS in the LICENSED FIELD is uncovered or suspected.

         6.2 MOTOROLA shall have the first right to enforce any patent within PATENT RIGHTS in the LICENSED FIELD against any infringement or alleged infringement, past or future, thereof, and shall at all times keep LICENSEE informed as to the status thereof. MOTOROLA may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof. Should any damages award or settlement obtained exceed the costs of such action, the remaining portion shall be treated as NET SALES. This right to sue for infringement shall not be used in an arbitrary or capricious manner. LICENSEE shall reasonably cooperate in any such litigation.

         6.3 If MOTOROLA elects not to enforce any patent within the PATENT RIGHTS in the LICENSED FIELD against any infringer, then it shall so notify LICENSEE in writing within six (6) months of receiving notice that an infringement may exist, or such other shorter period as may be reasonably requested by LICENSEE, and LICENSEE may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof. MOTOROLA shall reasonably cooperate in any such litigation.

         6.4 Any recovery by LICENSEE under Paragraph 6.3 shall be deemed to reflect loss of commercial sales, and LICENSEE shall pay to MOTOROLA the same percent of the recovery net of


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all reasonable costs and expenses associated with each suit or settlement as if such net constituted NET SALES. If the cost and expenses exceed the recovery, then the excess shall be credited against royalties payable by LICENSEE to MOTOROLA hereunder in connection with sales or services in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed fifty percent (50%) of the royalties otherwise payable to MOTOROLA with regard to sales or services in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

                        ARTICLE 7 - TERM AND TERMINATION

         7.1 This Agreement shall commence upon the EFFECTIVE DATE and shall expire in each country on the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue twenty (20) years from the EFFECTIVE DATE of this Agreement.

         7.2 LICENSEE and MOTOROLA shall exercise reasonable efforts to develop and commercialize the LICENSED PRODUCTS using good scientific and business judgment.

         7.3 Upon material breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to correct the default or breach or thirty (30) days in the case of a financial default or breach. If the default or breach is not corrected within the applicable sixty (60) or thirty (30) day period, the party not in default shall have the right to terminate this Agreement.

         7.4 LICENSEE may terminate this Agreement and the license granted herein, for any reason, upon giving MOTOROLA sixty (60) days written notice, or such longer period as may be reasonably requested by MOTOROLA. Upon the giving of notice of such termination, except as set forth in the next sentence, no further amounts will be due or payable hereunder. If said termination is based on a reasonable determination by LICENSEE's counsel that the manufacture, use, sale or importation within the United States of America of LICENSED PRODUCTS would, infringe upon rights of any third party, which were in the public domain as of the EFFECTIVE DATE, LICENSEE shall be entitled to rescind the transaction and be reimbursed by MOTOROLA for any monies paid to MOTOROLA, unless MOTOROLA cures any potential infringement within such sixty (60) day period.

         7.5 Termination under Paragraph 7.3 shall not affect MOTOROLA's right to recover due and unpaid royalties or fees owed prior to the termination date. Upon termination all rights in and to the licensed technology shall revert to MOTOROLA at no cost to MOTOROLA, provided that MOTOROLA shall honor sublicensee agreements in the event the sublicensee cures any payment defaults which relate to that sublicense agreement and agrees to directly assume the obligations of the LICENSEE under this Agreement and to make all payments directly to MOTOROLA. In this connection MOTOROLA agrees to promptly issue, from time to time, upon written request, estoppel certificates in favor of the LICENSEE, AFFILIATED COMPANIES, sublicensees or potential sublicensees setting forth the status of this Agreement and, if in default, the conditions required to cure the same.

         7.6 In the event that the EFFECTIVE DATE has not occurred on or before July 1, 2000, either party may terminate this Agreement by giving written notice to the other party of such election. Upon any such termination, neither party shall have any further obligations hereunder or under any of the other agreements executed in connection with this Agreement.

                   ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

         8.1 PATENT MATTERS: As of the Effective Date: (i) MOTOROLA warrants and represents that it owns or has a license to the PATENT RIGHTS and KNOW HOW, and that it has not made any commitments to others regarding the PATENT RIGHTS and/or KNOW HOW in the LICENSED FIELD that would conflict with such rights; (ii) MOTOROLA warrants and represents that it has not received written notice from any third party that any composition, process or use claimed by the PATENT RIGHTS infringes an issued patent of such third party;
(iii) MOTOROLA warrants and represents that it has no actual knowledge of any current action conducted by a third party which is or would constitute an infringement of the PATENT RIGHTS in the LICENSED FIELD; and (iv) MOTOROLA warrants and represents that it has reviewed those portions of its intellectual property portfolio which it believes are most relevant to the LICENSED FIELD and believes that there are no other patents or patent applications owned by MOTOROLA or licensed to MOTOROLA with the right to grant sublicenses which would be infringed in the practice of the

PATENT RIGHTS in the LICENSED FIELD in the TERRITORY. Should it later eventuate that any patent or patent application, that is owned by MOTOROLA or licensed to MOTOROLA with the right to grant sublicenses, would be infringed in the practice of the PATENT RIGHTS in the LICENSED FIELD in the TERRITORY, then that patent or patent application shall be deemed to be licensed to LICENSEE as part of the PATENT RIGHTS under this Agreement; and (v) MOTOROLA represents and warranties that the rights and options granted to LICENSEE under this Agreement are free and clear of liens, claims and encumbrances of any third parties.

         8.2 OTHER REPRESENTATIONS: Each party warrants and represents to the other party that it has the legal power to enter into this Agreement, that this Agreement constitutes a binding agreement enforceable against such party in accordance with its terms, and that is has not made any commitments to others that would conflict with its obligations under this Agreement.

            ARTICLE 9 - CROSS-LICENSE OF FUTURE DEVELOPED TECHNOLOGY

         9.1 MOTOROLA and LICENSEE are parties to the DEVELOPMENT AGREEMENT under which any patent rights arising out of or in connection with that agreement will be owned and controlled by LICENSEE. "LICENSEE FUTURE PATENT RIGHTS" are those patents and patent applications that are owned by LICENSEE as described above. LICENSEE agrees to license the LICENSEE FUTURE PATENT RIGHTS to MOTOROLA worldwide, with the right to grant sublicenses, in all fields other than the LICENSED FIELD. The license granted to MOTOROLA as described above shall be royalty free except for sublicenses, in which event MOTOROLA shall owe LICENSEE a fee equal to that which LICENSEE would owe MOTOROLA under this AGREEMENT had the sublicense been from LICENSEE for a LICENSED PRODUCT. LICENSEE shall be responsible for handling patent prosecution of all patent applications based on LICENSEE FUTURE PATENT RIGHTS.

         9.2 "MOTOROLA FUTURE PATENT RIGHTS" are those patents and patent applications (other than the PATENT RIGHTS) relating to the specific fields of wireless EKG technology and other wireless medical sensor technologies (such as vital signs and pulse oximetry, but excluding glucose monitoring) that are now or hereafter owned or controlled by MOTOROLA during the term of the DEVELOPMENT AGREEMENT which would be useful to LICENSEE in providing new and innovative products (the "MEDICAL FIELD"). MOTOROLA agrees to grant LICENSEE the option to license the MOTOROLA FUTURE PATENT RIGHTS to LICENSEE in the MEDICAL FIELD under the royalty provisions of this AGREEMENT and MOTOROLA shall supplement the PATENT RIGHTS transferred hereunder by periodically providing a supplemental schedule of PATENT RIGHTS to LICENSEE. MOTOROLA shall be responsible for handling all patent prosecution of the MOTOROLA FUTURE PATENT RIGHTS and enforcement of the MOTORALA FUTURE PATENT RIGHTS shall be in accordance with the enforcement provisions for the PATENT RIGHTS as described above.

         9.3 In the event MOTOROLA elects not to prosecute or maintain its FUTURE PATENT RIGHTS as described above, it shall give the LICENSEE notice of such fact in a timely manner so as to allow the continuation of such patent prosecutions or maintenance, in which event LICENSEE shall have no future obligations to pay royalties or other fees associated with such patent rights in the applicable jurisdictions.

                           ARTICLE 10 - MISCELLANEOUS

         10.1 All notices pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, or by other commercial delivery means to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph:

FOR MOTOROLA:              Assistant General Counsel and Director, Patents,
                           Trademarks and Licensing
                           Motorola, Inc.
                           1301 East Algonquin Road
                           Schaumburg, IL 60196


FOR LICENSEE:              Bart Chernow, M.D.
                           President
                           GMP|Wireless Medicine, Inc.
                           One East Broward Blvd.
                           Ft. Lauderdale, FL  33301

         10.2 All written progress reports, royalty and other payments, and any other related correspondence shall be in writing and sent to:

FOR MOTOROLA:              Assistant General Counsel and Director, Patents
                           Trademarks and Licensing
                           Motorola, Inc.
                           1301 East Algonquin Road
                           Schaumburg, IL 60196

         10.3 This Agreement is binding upon and shall inure to the benefit of MOTOROLA, its successors and assignees and shall not be assignable to another party without the written consent of MOTOROLA, which consent shall not be unreasonably withheld, except that the LICENSEE shall have the right to assign this Agreement to another party without the consent of MOTOROLA in the case of the sale or transfer by the LICENSEE of all, or substantially all, of its assets relating to the LICENSED PRODUCT to that party.

         10.4 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

         10.5 The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Delaware without regard to that State's conflict of law provisions.

         10.6 Prior to initial human testing or first commercial sale of any LICENSED PRODUCT as the case may be in any particular country, the LICENSEE shall establish and maintain, in each country in which LICENSEE, an AFFILIATED COMPANY or sublicensee shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICES, product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S). Upon MOTOROLA'S request, the LICENSEE will furnish MOTOROLA with a Certificate of Insurance of each product liability insurance policy obtained.

         10.7 This Agreement and the documents referred to herein and in the documents attached hereto constitute the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter, including without limitation the LICENSE AGREEMENT.

         10.8 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

         10.9 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         10.10    Upon termination of this Agreement for any reason, Paragraphs
5.3 and 7.5 shall survive termination of this Agreement.

         10.11 This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.12 The dispute resolution process set forth in Section 10.1 of the DEVELOPMENT AGREEMENT between the parties shall apply to this Agreement.

         IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.


MOTOROLA, INC.                                   GMP|WIRELESS MEDICINE, INC.



By:                                              By:
   -------------------------------------------      ---------------------------
   Jonathan Meyer                                   Bart Chernow, M.D.
   Senior Vice President, Assistant General         President
   Counsel and Director of Patents, Trademarks      GMP|Wireless Medicine, Inc.
   and Licensing Motorola, Inc.                     One East Broward Boulevard
   1303 East Algonquin Road                         Suite 1701
   Schaumburg, IL 60196                             Fort Lauderdale, FL  33301


By:
   ------------------------------------------
   Keith J. Bane
   Executive Vice President and President
   Global Strategy and Business Development
   Motorola, Inc.
   1303 East Algonquin Road
   Schaumburg, IL  60196

Appendix A - Patent Rights

Exhibit A - Development Agreement
Exhibit B - Stock Acquisition Agreement
Exhibit C - Shareholders' Agreement

                                   Appendix A


1.       U.S. Patent No. 5,862,803     Issued January 26, 1999         USSN  08/605,197
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, inventors

2.       U.S. Patent No. 5,957,854     Issued September 28, 1999       USSN  08/985,673
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, inventors

3.       U.S. Patent Application Serial No. 09/379,763        Filed September 28, 1999
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, inventors

4.       European Patent No. EP0719108C                       Filed September 2, 1994
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, inventors

5.       U.K. Patent corresponding to EP0719108C
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, applicants and inventors

6.       French Patent corresponding to EP0719108C
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, inventors

7.       German Patent corresponding to EP0719108C
         "Wireless Medical Diagnosis and Monitoring Equipment"
         Besson, Von Czettriz and Bax, inventors

8.       German Patent Application Serial No. 4329898.2
         "Wireless Medical Diagnosis and Monitoring Equipment"

9.       U.S. Patent Application for "Optical Non Invasive Blood Pressure Sensor and Method" (McDonnell Docket
         No. MBHB 00-212)

10.      U.S. Patent Application for "Method for Obtaining Blood Pressure Data From Optical Sensor" (McDonnell
         Docket No. MBHB 00-213)

11.       U.S. Patent Application for "Programmable Wireless Electrode System For Medical Monitoring" (Serial No.
         09/551,718; McDonnell Docket No. MBHB 00-214)

12.      U.S. Patent Application for "Wireless System Protocol for Telemetry Monitoring" (Serial No. 09/551,719;
         McDonnell Docket No. MBHB 00-214-A)

13.      U.S. Patent Application for "Wireless EKG" filed July 18, 2000